Exhibit 99.2
_______________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES ANNOUNCES CLOSING OF $1.0 BILLION NOTES OFFERING
AND EARLY SETTLEMENT OF TENDER OFFERS

Dublin, California, October 22, 2020 -- Ross Stores, Inc. (NASDAQ: ROST) (the “Company”) today announced the closing on October 21, 2020 of its previously announced public offering of $500 million aggregate principal amount of 0.875% senior notes due 2026 (the “2026 notes”) and $500 million aggregate principal amount of 1.875% senior notes due 2031 (the “2031 notes”). The sale of the 2026 notes and 2031 notes resulted in net proceeds of approximately $987.2 million, after deducting underwriting discounts and estimated transaction expenses. The Company used the net proceeds from the offering to fund the early settlement of its pending tender offers.

The Company also announced the completion of the early settlement on October 22, 2020 of its previously announced tender offers to purchase for cash, in acceptance priority level order, certain of the Company’s outstanding senior notes, up to an aggregate amount payable upon settlement not to exceed $1,000,000,000 (exclusive of accrued and unpaid interest) (the “Aggregate Tender Cap”) for all senior notes accepted for purchase (the “Tender Offers”). Upon the early settlement of the Tender Offers, the Company paid total consideration of $999,998,614 (exclusive of accrued and unpaid interest) and accepted for purchase $350,728,000 in principal amount of its 5.450% senior notes due 2050 (the full amount tendered), $266,067,000 in principal amount of its 4.800% senior notes due 2030 (the full amount tendered), and $158,214,000 in principal amount of its 4.700% senior notes due 2027 (81.7% of the amount tendered). The Company accepted none of the principal amounts tendered of its 4.600% senior notes due 2025 or its 3.375% senior notes due 2024. Because the aggregate amount of senior notes accepted for purchase upon the early settlement reached the Aggregate Tender Cap, the Company does not expect to accept or purchase any additional senior notes in the Tender Offers.

About the Company

Ross Stores, Inc. is an S&P 500, Fortune 500, and NASDAQ 100 (ROST) company headquartered in Dublin, California, with fiscal 2019 revenues of $16.0 billion. As of August 1, 2020, the Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,566 locations in 39 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 266 dd's DISCOUNTS® in 20 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day.

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400